EXHIBIT 21

COGNEX CORPORATION
SUBSIDIARIES OF THE REGISTRANT
As of December 31, 2016, the registrant had the following subsidiaries, the financial statements of which are all included in the consolidated financial statements of the registrant:

NAME OF SUBSIDIARY	STATE/COUNTRY OF INCORPORATION	PERCENT OWNERSHIP
Cognex Asia, Inc. (formerly Cognex China, Inc.)	Delaware	100%
Cognex Canada, Inc.	Delaware	100%
Cognex Canada Technology, Inc.	California	100%
Cognex Europe, B.V.	Netherlands	100%
Cognex Europe, Inc.	Delaware	100%
Cognex Foreign Sales Corporation	Barbados	100%
Cognex Germany, Inc.	Massachusetts	100%
Cognex Germany Aachen GmbH	Germany	100%
Cognex Goruntu Sistemleri Satis ve Ticaret Limited Sirketi	Turkey	100%
Cognex Hungary Kft.	Hungary	100%
Cognex International, Inc.	Delaware	100%
Cognex Ireland Ltd.	Ireland	100%
Cognex K.K.	Japan	100%
Cognex Korea, Inc.	Delaware	100%
Cognex, Ltd.	Ireland	100%
Cognex Representacao Comercial E Participacoes Ltda.	Brazil	100%
Cognex Sensors India Private Limited	India	100%
Cognex Service, Inc	Delaware	100%
Cognex Service Ltd.	Ireland	100%
Cognex Singapore, Inc.	Delaware	100%
Cognex Switzerland GmbH	Switzerland	100%
Cognex Taiwan, Inc.	Delaware	100%
Cognex Technology and Investment LLC	California	100%
Cognex UK Ltd.	United Kingdom	100%
Cognex Vision Inspection System (Shanghai) Co., Ltd.	China	100%
Cognex Vision Spain, S.L.U.	Spain	100%
EnShape GmbH	Germany	100%
Vision Drive, Inc.	Delaware	100%
One Vision Drive LLC (formerly Vision Drive Retail LLC)	Massachusetts	100%